Exhibit 99.1

Allergan Reports Solid Start to 2017 with 5% Increase in First Quarter GAAP Net Revenues to $3.6 Billion

– Q1 2017 GAAP Continuing Operations Loss Per Share of $7.85; Q1 Non-GAAP Performance Net Income Per Share of $3.35 –

– Q1 2017 GAAP Operating Loss from Continuing Operations of $906.0 Million; Q1 Non-GAAP Adjusted Operating Income from Continuing Operations of $1.6 Billion –

– Q1 2017 GAAP Revenue Growth Versus Prior Year Quarter Powered by Key Promoted Brands, New Product Launches and the Addition of LifeCell –

– Allergan Continues to Deliver Pipeline with Important Progress in Six Star Programs –

– Company Raises Full Year 2017 Guidance to Reflect Contribution from ZELTIQ® –

DUBLIN, May 9, 2017 /PRNewswire/ -- Allergan plc (NYSE: AGN) today reported its first quarter 2017 continuing operations performance.

First Quarter 2017 Continuing Operations

(unaudited; $ in millions, except per share amounts)	Q1 '17	Q1 '16	Q4 '16	Q1 '17 v Q1 '16	Q1 '17 v Q4 '16
Total net revenues**	$3,572.9	$3,399.3	$3,864.3	5.1%	(7.5)%

Operating (Loss)	$(906.0)	$(171.5)	$(900.0)	428.3%	0.7%
Diluted EPS - Continuing Operations	$(7.85)	$(0.41)	$(0.31)	n.m.	n.m.
SG&A Expense	$1,185.2	$1,096.3	$1,276.8	8.1%	(7.2)%
R&D Expense	$759.9	$403.1	$913.3	88.5%	(16.8)%
Continuing Operations Tax Rate	17.2%	81.6%	96.4%	(64.4)%	(79.2)%

Non-GAAP Adjusted Operating Income	$1,617.8	$1,733.9	$1,868.7	(6.7)%	(13.4)%
Non-GAAP Performance Net Income Per Share	$3.35	$2.99	$3.90	12.0%	(14.1)%
Non-GAAP Adjusted EBITDA	$1,734.2	$1,815.9	$1,975.7	(4.5)%	(12.2)%
Non-GAAP SG&A Expense	$1,105.9	$969.0	$1,067.0	14.1%	3.6%
Non-GAAP R&D Expense	$393.9	$276.5	$425.9	42.5%	(7.5)%
Non-GAAP Continuing Operations Tax Rate	13.2%	9.7%	10.4%	3.5%	2.8%

** Excludes the reclassification of revenues of ($31.9) million in Q1 2016 related to the portion of Allergan product revenues sold by our former Anda Distribution Business into discontinued operations.

Total net revenues of $3.6 billion, a 5 percent increase versus prior year quarter, were driven by strong performance from higher revenues in Facial Aesthetics, BOTOX® Therapeutic, Eye Care products, Lo LOESTRIN® and the addition of LifeCell and new products, including VRAYLAR™ and VIBERZI®, partially offset by lower revenues from the NAMENDA® Franchise, the loss of exclusivity of ASACOL® HD and lower revenues from Diversified Brands and MINASTRIN®.

"2017 is a pivotal year for Allergan, and we started with a solid, well-executed first quarter. Many of our key brands continued to deliver significant year-over-year growth, led by BOTOX®, our JUVÉDERM® Collection of fillers, our Regenerative Medicine business, LINZESS® and Lo LOESTRIN®. We also saw strong performance from our newer launch products. We recently completed the acquisitions of LifeCell and ZELTIQ®, adding to our leading position in medical aesthetics. We are focused on executing successful integrations of those businesses. And our R&D team continued to advance many of our six "star" R&D programs and deliver FDA approvals, including VOLLURE™ XC and TrueTear™," said Brent Saunders, Chairman and CEO of Allergan. "These solid results and strong execution were delivered by our 18,000 global colleagues who continue to Be Bold. They are powering new ideas and building bridges with our customers to help them better care for their patients. They are acting fast and driving results that will continue to make a profound impact on global health and patient care. I thank them for their continued commitment as we focus on solid execution and delivering results for the remainder of 2017," added Saunders.

First-Quarter 2017 Performance
GAAP operating loss from continuing operations in the first quarter 2017 was $906.0 million, primarily due to amortization, research and development (R&D)-related charges and in-process research and development impairments. Non-GAAP adjusted operating income from continuing operations in the first quarter of 2017 was $1.6 billion, a decrease of 7 percent versus prior year quarter, impacted by higher operating expenses.

Operating Expenses
Total GAAP Selling, General and Administrative (SG&A) Expense was $1.2 billion for the first quarter 2017, compared to $1.1 billion in the prior year quarter. Total non-GAAP SG&A expense increased to $1.1 billion for the first quarter 2017 from $969 million in the prior year quarter, primarily due to additional selling and promotional expenses for key products and new product launches, as well as the costs associated with LifeCell. GAAP R&D investment for the first quarter 2017 was $760 million, compared to $403 million in the first quarter of 2016. Non-GAAP R&D investment for the first quarter 2017 was $394 million, an increase of 42 percent over prior year quarter, due to increased costs associated with advancing clinical programs, as well as personnel costs.

Amortization, Other Income (Expense) Net, Tax and Capitalization
Amortization expense from continuing operations for the first quarter 2017 was $1.74 billion, compared to $1.59 billion in the first quarter of 2016. Included within other income (expense), net in the three months ended March 31, 2017 is the other-than-temporary impairment of Teva securities of $1.98 billion. The Company's GAAP continuing operations tax rate was 17.2 percent in the first quarter 2017. The Company's non-GAAP adjusted continuing operations tax rate was 13.2 percent in the first quarter 2017. As of March 31, 2017, Allergan had cash and marketable securities of $9.0 billion and outstanding indebtedness of $31.7 billion.

Discontinued Operations and Continuing Operations
As a result of the divestiture of the Company's generics business and the divestiture of the Company's Anda Distribution business in 2016, the financial results of those businesses have been reclassified to discontinued operations for all periods presented in our consolidated financial statements up through the date of the divestitures. Included in segment revenues in the three months ended March 31, 2016 are product sales that were sold by the Anda Distribution business once the Anda Distribution business had sold the product to a third-party customer. These sales are included in segment results and are excluded from total continuing operations revenues through a reduction to Corporate revenues. Cost of sales for these products in discontinued operations is equal to our average third-party cost of sales for third-party branded products distributed by Anda Distribution.

First Quarter 2017 Business Segment Results

U.S. Specialized Therapeutics

Segment Information

(Unaudited; $ in millions)	Three Months Ended March 31,
	2017	2016 (1)
Eye Care	$553.1	$533.0
Total Medical Aesthetics	490.1	373.9
Facial Aesthetics	318.7	279.4
Plastic Surgery	54.3	48.1
Regenerative Medicine	75.5	-
Skin Care	41.6	46.4
Medical Dermatology	86.6	69.0
Neuroscience & Urology	334.7	306.8
Other Revenues	17.5	16.0
Net revenues	$1,482.0	$1,298.7
Operating expenses:
Cost of sales(2)	89.2	70.7
Selling and marketing	330.4	264.6
General and administrative	44.8	39.2
Segment contribution	$1,017.6	$924.2
Segment margin	68.7%	71.2%
Segment gross margin(3)	94.0%	94.6%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. Specialized Therapeutics net revenues in the first quarter of 2017 grew 14 percent versus prior year quarter, driven primarily by growth in Facial Aesthetics, BOTOX® Therapeutic and the addition of ALLODERM®.

Eye Care

  Allergan's Eye Care franchise delivered solid results versus prior year.
    RESTASIS® net revenues grew 3 percent to $308.8 million in the first quarter of 2017.
    The Glaucoma franchise experienced a modest decline, with ALPHAGAN®/COMBIGAN® net revenues in the first quarter of 2017 remaining stable at $86.4 million, while LUMIGAN®/GANFORT® net revenues of $74.3 million declined 9 percent versus prior year quarter, impacted primarily by lower demand and trade buying patterns.
    OZURDEX® net revenues in the first quarter of 2017 were strong at $22.5 million, up 16 percent versus prior year quarter, driven by continued strong demand from the diabetic macular edema indication.

Medical Aesthetics

  The Facial Aesthetics franchise continues to deliver strong double-digit growth.
    BOTOX® Cosmetic net revenues in the first quarter of 2017 were $183.8 million, up 11 percent versus prior year quarter, reflecting continued strong volume growth.
    JUVÉDERM® Collection (defined as JUVÉDERM®, VOLUMA® and other fillers) net revenues in the first quarter of 2017 were $119.8 million, up 17 percent versus prior year quarter, driven by continued strong demand and market share gains.
    KYBELLA® net revenues in the first quarter of 2017 were $15.1 million, up 34 percent versus prior year quarter. Demand and consumer interest is increasing following the launch of DTC advertising.
  Plastic Surgery
    Breast implant net revenues in the first quarter of 2017 were $54.3 million, an increase of 17 percent versus prior year quarter, driven by higher demand following the launch of INSPIRA™ breast implants.
  Skin Care
    SkinMedica® net revenues in the first quarter of 2017 were $28.0 million, up 5 percent versus prior year quarter, driven primarily by continued strong demand following the launch of HA5.
  Regenerative Medicine net revenues for the first quarter of 2017 reflect two months of revenues following the close of the LifeCell acquisition on January 31, 2017.
    ALLODERM® net revenues in the first quarter of 2017 were $54.1 million.
    STRATTICE™ net revenues, a component of "other" Regenerative Medicine, were $18.8 million in the first quarter of 2017.

Medical Dermatology

  ACZONE® net revenues in the first quarter of 2017 were $40.6 million, up 23 percent versus prior year quarter, driven by continued strong demand following the launch of ACZONE® 7.5%.
  TAZORAC® net revenues in the first quarter of 2017 were $23.4 million.

Neurosciences & Urology

  BOTOX® Therapeutic net revenues in the first quarter of 2017 were $308.8 million, up 13 percent versus prior year quarter, driven by continued strong demand across chronic migraine, overactive bladder and adult spasticity indications.
  RAPAFLO® net revenues in the first quarter of 2017 were $25.9 million, a decrease of 22 percent versus prior year quarter, driven by lower demand and trade buying patterns.

U.S. Specialized Therapeutics gross margin for the first quarter of 2017 was 94.0, percent a decrease of 0.6 percent versus prior year quarter, mainly attributed to the inclusion of LifeCell mid-quarter. SG&A expenses for the first quarter 2017 were $375.2 million. Selling and marketing expenses for the first quarter 2017 were $330.4 million, an increase of 25 percent versus prior year quarter mainly attributed to sales force expansion, new product promotion and the inclusion of two months of LifeCell. General and administrative expenses for the first quarter 2017 were $44.8 million, an increase of 14 percent versus prior year quarter mainly attributed to the addition of LifeCell, and employee compensation. Segment contribution for the first quarter 2017 remained strong at $1.0 billion, an increase of 10 percent versus the prior year quarter, driven by stronger revenues.

U.S. General Medicine

Segment Information

(Unaudited; $ in millions)	Three Months Ended March 31,
	2017	2016 (1)
Central Nervous System	$309.1	$321.6
Gastrointestinal	387.5	403.6
Women's Health	244.7	263.7
Anti-Infectives	55.7	51.5
Diversified Brands	299.0	411.0
Other Revenues	49.8	2.3
Net revenues	$1,345.8	$1,453.7
Operating expenses:
Cost of sales(2)	194.5	219.6
Selling and marketing	302.5	277.3
General and administrative	40.7	42.2
Segment contribution	$808.1	$914.6
Segment margin	60.0%	62.9%
Segment gross margin(3)	85.5%	84.9%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.
(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

U.S. General Medicine net revenues in the first quarter 2017 were $1.35 billion, a decrease of 7 percent versus the prior year quarter, impacted by lower revenues from the NAMENDA® Franchise, MINASTRIN® and Diversified Brands, as well as the loss of exclusivity of ASACOL® HD, offset primarily by strong growth from new products, including VRAYLAR™ and VIBERZI®, as well as continued growth from LINZESS® and Lo LOESTRIN®.

Central Nervous System

  Allergan CNS franchise net revenues of $309.1 million decreased 4 percent versus the prior year quarter as a result of lower revenues from NAMENDA® XR, offset by continued strong growth from VRAYLAR™ and NAMZARIC®.
  NAMENDA XR® net revenues in the first quarter of 2017 were $122.0 million, a decrease of 30 percent versus the prior year quarter, driven primarily by lower demand as a result of a reduction in promotional support and conversion to NAMZARIC®, as well as trade buying patterns.
  NAMZARIC® net revenues in the first quarter of 2017 increased to $23.6 million from $10.3 million in the prior year quarter driven by increased demand following an expanded label with new dosages for the product allowing patients to begin combination therapy on NAMZARIC®.
  VRAYLAR™ net revenues in the first quarter of 2017 were strong at $53.6 million, reflecting its rapid acceptance in its first year post-launch.
  VIIBRYD®/FETZIMA® net revenues in the first quarter of 2017 were $72.5 million, a decrease of 13 percent versus the prior year quarter, impacted by a reduction in demand for FETZIMA®, and trade buying patterns impacting both brands.
  SAPHRIS® net revenues were $37.3 million, a decrease of 10 percent versus prior year quarter, impacted by lower demand.

Gastrointestinal

  LINZESS® net revenues in the first quarter of 2017 were $147.6 million, an increase of 8 percent versus prior year quarter driven primarily by strong demand and continued OTC conversion, offset by trade buying patterns.
  VIBERZI® net revenues in the first quarter of 2017 were $31.5 million, driven by increased demand.
  ASACOL®/DELZICOL® net revenues in the first quarter of 2017 were $57.6 million, a decrease of 46 percent versus the prior year quarter, impacted by generic entry for ASACOL® HD and a decline in demand for DELZICOL®.

Women's Health

  Lo LOESTRIN® net revenues in the first quarter of 2017 were $99.8 million, up 12 percent versus prior year quarter, driven by strong prescription growth. Lo LOESTRIN® remains the number one prescribed branded oral contraceptive.
  ESTRACE® Cream net revenues in the first quarter were $73.4 million, a decrease of 9 percent versus prior year quarter, due to lower net pricing and the impact of trade buying patterns, offset by increased demand.
  MINASTRIN® 24 net revenues in the first quarter of 2017 were $41.1 million, a decrease of 48 percent versus prior year quarter, impacted by loss of exclusivity for MINASTRIN® on March 15, 2017.
  TAYTULLA™ net revenues, a component of "other" Women's Health, were $12.0 million in the first quarter of 2017 following launch of this new oral contraceptive soft gel product in November 2016.
  LILETTA® net revenues in the first quarter of 2017 were $7.2 million following launch of the single-hand inserter in September, 2016.

Anti-Infectives

  TEFLARO® net revenues in the first quarter of 2017 were $30.6 million, a decrease of 8 percent versus prior year quarter, driven by lower demand, offset by net price appreciation.
  AVYCAZ® net revenues in the first quarter of 2017 were $11.3 million, following supply resumption in the latter part of the fourth quarter of 2016.
  DALVANCE® net revenues in the first quarter of 2017 were $9.6 million.

Diversified Brands and Other Products

  Diversified Brands net revenues in the first quarter of 2017 were $299.0 million, a decrease of 27 percent versus prior year quarter, impacted by a decline in BYSTOLIC®/BYVALSON® revenues, the impact of loss of exclusivity for ENABLEX®, the impact of trade buying patterns, and a decline in PacPharma sales following outsourcing of distribution. The Company currently records revenue related to PacPharma products within "Other Revenues."
  BYSTOLIC®/BYVALSON® net revenues in the first quarter of 2017 were $139.8 million, a decline of 15 percent versus prior year quarter, when the product experienced higher revenues following inventory re-stocking of the 20 mg dose and subsequent reduction in 10 mg sales. BYSTOLIC® remains the flagship product of Allergan's primary care sales force.

U.S. General Medicine gross margin for the first quarter of 2017 increased to 85.5 percent due to the Company reacquiring rights to select licensed products in the segment, which had the impact of lowering royalty expense on these products. SG&A expenses in the segment were $343.2 million in the first quarter of 2017. Selling and marketing expenses were $302.5 million, an increase of 9 percent versus prior year quarter mainly attributed to new product promotion. General and administrative expenses decreased to $40.7 million at the segment level. Segment contribution for the first quarter 2017 was $808.1 million.

International

Segment Information

(Unaudited; $ in millions)	Three Months Ended March 31,
	2017	2016
Eye Care	$299.5	$291.5
Total Medical Aesthetics	288.1	244.9
Facial Aesthetics	245.9	205.5
Plastic Surgery	38.0	36.8
Regenerative Medicine	2.0	-
Skin Care	2.2	2.6
Botox Therapeutics and Other	133.9	123.3
Other Revenues	15.8	13.6
Net revenues	$737.3	$673.3
Operating expenses:
Cost of sales(1)	100.3	99.2
Selling and marketing	209.5	187.3
General and administrative	29.9	27.6
Segment contribution	$397.6	$359.2
Segment margin	53.9%	53.3%
Segment gross margin (2)	86.4%	85.3%

(1) Excludes amortization and impairment of acquired intangibles including product rights.
(2) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

International net revenues were $737.3 million, an increase of 10 percent versus prior year quarter excluding foreign exchange impact, driven by growth in Facial Aesthetics.

Medical Aesthetics

  Facial Aesthetics
    BOTOX® Cosmetic revenues in the first quarter of 2017 were $122.2 million, an increase of 19 percent versus prior year quarter excluding foreign exchange impact driven by continued strong growth across all regions.
    JUVÉDERM® Collection revenues in the first quarter of 2017 were $122.2 million, an increase of 23 percent versus prior year quarter excluding foreign exchange impact, reflecting continued strong performance across all regions.
  Plastic Surgery
    Breast implant revenues in the first quarter of 2017 were $37.6 million, an increase of 3 percent versus prior year quarter, excluding foreign exchange impact.

Eye Care

  LUMIGAN®/GANFORT® and ALPHAGAN®/COMBIGAN® revenues in the first quarter of 2017 were $85.9 million and $42.3 million, respectively, reflecting continued stable performance across Allergan's glaucoma product franchise.
  OZURDEX® revenues in the first quarter of 2017 were $51.1 million, up 29 percent versus prior year quarter excluding foreign exchange impact, reflecting strong demand across most regions.
  OPTIVE® revenues in the first quarter of 2017 were $27.5 million, up 13 percent versus prior year quarter, excluding foreign exchange impact.

Botox Therapeutic & Other Products

  BOTOX® Therapeutic revenues in the first quarter of 2017 were $82.4 million, up 7 percent versus prior year quarter excluding foreign exchange impact reflecting continued volume growth across most regions.
  ASACOL®/DELZICOL® revenues in the first quarter of 2017 were $12.1 million, a decrease of 14 percent versus prior year quarter excluding foreign exchange impact.

International gross margin for the first quarter of 2017 was 86.4 percent. SG&A expenses in the segment were $239.4 million in the first quarter of 2017, an increase of 12 percent versus prior year excluding foreign exchange impact, primarily due to investments in key brands and market expansion. Segment contribution was $397.6 million.

Corporate Function
Included within our corporate function are shared costs, including above site and unallocated costs associated with running our global manufacturing facilities, corporate general and administrative expenses and corporate initiatives.

Pipeline Update
Allergan R&D continues to build and deliver on its pipeline. Key development highlights included:

U.S. and International Branded Product Approvals and Launches

  Allergan received approval from the U.S. Food and Drug Administration (FDA) to market JUVÉDERM VOLLURE™ XC, for correction of moderate to severe facial wrinkles and folds, such as nasolabial folds, in adults over the age of 21.
  Allergan was granted marketing authorization from the FDA for the TrueTear™ Intranasal Tear Neurostimulator, the first and only FDA-cleared device developed to temporarily increase tear production during neurostimulation in adult patients.

Regulatory Milestones & Clinical Updates

  Allergan announced that the FDA accepted for filing the company's supplemental New Drug Application (sNDA) for VRAYLAR™ (cariprazine), seeking the addition of new clinical data evaluating VRAYLAR™ for the maintenance of efficacy in adults with schizophrenia to the current product label.
  Allergan announced topline data from a Phase II study with Major Depressive Disorder (MDD). The study evaluated the efficacy, safety and tolerability of a single administration of 2 different doses of BOTOX® (30 units or 50 units) relative to placebo in adult females with MDD over duration of up to 24 weeks. The BOTOX® 30-unit dose demonstrated numerically superior efficacy in the MADRS total score compared to placebo. The treatment (LS mean) difference for the 30-unit dose was -4.2 at 3 weeks (p- value 0.005); -3.7 at week 6 (p-value 0.053) and -3.6 at week 9 (p-value 0.049). The primary endpoint was at week 6. The 50-unit dose did not demonstrate superior efficacy over placebo (LS mean difference was 1.3). Based on the data, Allergan plans to move the program into Phase 3 studies.
  Allergan has initiated patient screening in a Phase 3 study of cenicriviroc (CVC). The study is being conducted to confirm the efficacy and safety of CVC for the treatment of liver fibrosis in adult subjects with NASH.
  Allergan and Paratek Pharmaceuticals announced that two Phase 3 trials of sarecycline for the treatment of moderate to severe acne met their 12-week primary efficacy endpoints. Based on these data, Allergan plans to file a New Drug Application (NDA) to the FDA in the second half of this year.
  Allergan and Molecular Partners announced that the companies have completed enrollment for two studies in their Phase 3 program for abicipar in wet Age-Related Macular Degeneration (AMD). The studies will evaluate the efficacy and safety of abicipar versus ranibizumab (Lucentis®) and the potential of abicipar to be dosed every 8 or 12 weeks vs. ranibizumab every 4 weeks.

Allergan Raises Full Year 2017 Continuing Operations Guidance
This update to Allergan's full year 2017 estimates are based on management's current belief about prescription trends, pricing levels, inventory levels and the anticipated timing of future product launches and events. Continuing operations includes the U.S. Specialized Therapeutics, U.S. General Medicine and International segments.

The following guidance includes the following assumptions:

  Full-Year 2017:
    Contribution of ZELTIQ® as of April 28, 2017
    R&D Expense reflects faster clinical program enrollment, lower than expected attrition
    Non-GAAP Net Interest Expense assumes Teva dividend income in first half of 2017
    Other prior assumptions remain unchanged including, but not limited to:
      NAMENDA XR® generic launch in the fourth quarter of 2017
      RESTASIS® remains stable
      ~$100 million of foreign exchange headwind to revenue
      No ESTRACE® Cream generic entry in 2017
      Non-GAAP Net Interest Expense weighted toward back-half of 2017
      Non-GAAP Average Share count assumes Accelerated Share Repurchase settlement in Q3 2017 or earlier

Full Year 2017	GAAP	NON-GAAP
Total Net Revenues	$15,800 – $16,000 million	$15,800 – $16,000 million
Gross Margin (as a % of revenues)	~84.5% - 85.5%	~86-87%
SG&A Expense	~$4.750 - $4.850 billion	~$4.450 - $4.550 billion
R&D Expense	~$2.1 billion	~$1.6 billion
Net Interest Expense/Other Income (Expense)	~$3.0 billion	~$1.075 billion
Tax Rate	~19%	~13.0%
Net Income / (Loss) Per Share[1]	$(9.70) - $(10.20)	$15.85 - $16.35
Average 2017 Share Count[2]	~334 million shares	~356 million shares

1 GAAP represents EPS for ordinary shareholders. GAAP (loss) per share includes the impact of amortization of approximately $7.1 billion including the preliminary assumptions around acquired Zeltiq intangible assets, IPR&D impairments and asset sales and impairments, net of $360 million and dividends on preferred shares of approximately $278 million. Non-GAAP represents performance net income per share.

2 GAAP EPS shares do not include dilution of shares as earnings are a net loss.  As such, the dilution impact of preferred share conversion and outstanding equity awards is not included in the forecasted shares.

First Quarter 2017 Conference Call and Webcast Details
Allergan will host a conference call and webcast today, Tuesday, May 9, at 8:30 a.m. Eastern Time to discuss its first quarter 2017 results. The dial-in number to access the call is U.S./Canada (877) 251-7980, International (706) 643-1573, and the conference ID is 65877868. A taped replay of the conference call will also be available beginning approximately two hours after the call's conclusion, and will remain available through 11:30 p.m. Eastern Time on June 9, 2017. The replay may be accessed by dialing (855) 859-2056 and entering the conference ID 65877868. From international locations, the replay may be accessed by dialing (404) 537-3406 and entering the same conference ID.

To access the live webcast, please visit Allergan's Investor Relations Web site at https://www.allergan.com/investors. A replay of the webcast will also be available.

About Allergan
Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical company and a leader in a new industry model – Growth Pharma. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products for the central nervous system, eye care, medical aesthetics and dermatology, gastroenterology, women's health, urology and anti-infective therapeutic categories.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry with 70+ mid-to-late stage pipeline programs currently in development.

Allergan's success is powered by our 18,000 global colleagues' commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan's website at www.Allergan.com.

Forward-Looking Statement
Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan's current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan's current expectations depending upon a number of factors affecting Allergan's business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan's products; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan's periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan's Annual Report on Form 10-K for the year ended December 31, 2016. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.

The following presents Allergan plc's statement of operations for the three months ended March 31, 2017 and 2016:
Table 1
ALLERGAN PLC
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited; in millions, except per share amounts)

	Three Months Ended
	March 31,
	2017	2016
Net revenues	$3,572.9	$3,399.3

Operating expenses:
Cost of sales (excludes amortization and impairment of acquired intangibles including product rights)	450.4	477.4
Research and development	759.9	403.1
Selling, general and administrative	1,185.2	1,096.3
Amortization	1,736.0	1,589.7
In-process research and development impairments	340.0	6.0
Asset sales and impairments, net	7.4	(1.7)
Total operating expenses	4,478.9	3,570.8
Operating (loss)	(906.0)	(171.5)

Non-operating income (expense):
Interest income	25.3	2.9
Interest (expense)	(289.7)	(332.8)
Other income (expense), net	(1,922.8)	0.5
Total other income (expense), net	(2,187.2)	(329.4)
(Loss) before income taxes and noncontrolling interest	(3,093.2)	(500.9)
(Benefit) for income taxes	(532.1)	(408.7)
Net (loss) from continuing operations, net of tax	(2,561.1)	(92.2)
(Loss) / income from discontinued operations, net of tax	(3.1)	348.6
Net (loss) / income	(2,564.2)	256.4
(Income) attributable to noncontrolling interest	(1.0)	(0.7)
Net (loss) / income attributable to shareholders	(2,565.2)	255.7
Dividends on preferred shares	69.6	69.6
Net (loss) / income attributable to ordinary shareholders	$(2,634.8)	$186.1

(Loss) / income per share attributable to ordinary shareholders - basic:
Continuing operations	$(7.85)	$(0.41)
Discontinued operations	(0.01)	0.88
Net (loss) / income per share - basic	$(7.86)	$0.47
(Loss) / income per share attributable to ordinary shareholders - diluted:
Continuing operations	$(7.85)	$(0.41)
Discontinued operations	(0.01)	0.88
Net (loss) / income per share - diluted	$(7.86)	$0.47

Dividends per ordinary share	$0.70	$-

Weighted average shares outstanding:
Basic	335.1	394.8
Diluted	335.1	394.8

The following table details Allergan plc's product revenue for significant promoted products globally, within the US Specialized Therapeutics, US General Medicine, and International segments for the three months ended March 31, 2017 and 2016.

Table 2
ALLERGAN PLC
NET REVENUES TOP GLOBAL PRODUCTS
(Unaudited; in millions)

	Three Months Ended March 31, 2017					Three Months Ended March 31, 2016					Movement
	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	US Specialized Therapeutics	US General Medicine	International	Corporate	Total	Total Change	Total Change Percentage
Botox®	$509.4	$-	$204.6	$-	$714.0	$455.5	$-	$182.0	$-	$637.5	$76.5	12.0%
Restasis®	308.8	-	13.9	-	322.7	298.7	-	15.0	-	313.7	9.0	2.9%
Juvederm Collection **	119.8	-	122.2	-	242.0	102.7	-	100.1	-	202.8	39.2	19.3%
Lumigan®/Ganfort®	74.3	-	85.9	-	160.2	81.5	-	88.1	-	169.6	(9.4)	(5.5)%
Linzess®/Constella®	-	147.6	4.9	-	152.5	-	137.1	3.8	-	140.9	11.6	8.2%
Bystolic® /Byvalson®	-	139.8	0.5	-	140.3	-	163.6	0.4	-	164.0	(23.7)	(14.5)%
Alphagan®/Combigan®	86.4	-	42.3	-	128.7	84.9	-	41.8	-	126.7	2.0	1.6%
Namenda XR®	-	122.0	-	-	122.0	-	173.1	-	-	173.1	(51.1)	(29.5)%
Eye Drops	47.8	-	65.3	-	113.1	40.8	-	67.2	-	108.0	5.1	4.7%
Lo Loestrin®	-	99.8	-	-	99.8	-	89.3	-	-	89.3	10.5	11.8%
Breast Implants	54.3	-	37.6	-	91.9	46.4	-	36.7	-	83.1	8.8	10.6%
Ozurdex ®	22.5	-	51.1	-	73.6	19.4	-	41.1	-	60.5	13.1	21.7%
Estrace® Cream	-	73.4	-	-	73.4	-	80.6	-	-	80.6	(7.2)	(8.9)%
Viibryd®/Fetzima®	-	72.5	0.4	-	72.9	-	83.3	-	-	83.3	(10.4)	(12.5)%
Asacol®/Delzicol®	-	57.6	12.1	-	69.7	-	105.9	15.3	-	121.2	(51.5)	(42.5)%
Carafate ® /Sulcrate ®	-	58.7	0.7	-	59.4	-	61.0	0.5	-	61.5	(2.1)	(3.4)%
Alloderm®	54.1	-	1.2	-	55.3	-	-	-	-	-	55.3	n.a.
Vraylar™	-	53.6	-	-	53.6	-	7.6	-	-	7.6	46.0	n.m.
Zenpep®	-	46.5	-	-	46.5	-	49.6	-	-	49.6	(3.1)	(6.3)%
Canasa®/Salofalk®	-	38.3	4.4	-	42.7	-	41.1	4.0	-	45.1	(2.4)	(5.3)%
Minastrin® 24	-	41.1	-	-	41.1	-	79.6	0.8	-	80.4	(39.3)	(48.9)%
Aczone®	40.6	-	-	-	40.6	33.0	-	-	-	33.0	7.6	23.0%
Saphris®	-	37.3	-	-	37.3	-	41.5	-	-	41.5	(4.2)	(10.1)%
Armour Thyroid	-	37.3	-	-	37.3	-	42.1	-	-	42.1	(4.8)	(11.4)%
Viberzi®	-	31.5	-	-	31.5	-	4.0	-	-	4.0	27.5	n.m.
Teflaro®	-	30.6	-	-	30.6	-	33.4	-	-	33.4	(2.8)	(8.4)%
SkinMedica®	28.0	-	-	-	28.0	26.6	-	-	-	26.6	1.4	5.3%
Rapaflo®	25.9	-	2.0	-	27.9	33.0	-	1.2	-	34.2	(6.3)	(18.4)%
Savella®	-	24.3	-	-	24.3	-	23.7	-	-	23.7	0.6	2.5%
Namzaric®	-	23.6	-	-	23.6	-	10.3	-	-	10.3	13.3	129.1%
Tazorac®	23.4	-	0.2	-	23.6	17.1	-	0.2	-	17.3	6.3	36.4%
Kybella® /Belkyra®	15.1	-	1.5	-	16.6	11.3	-	0.5	-	11.8	4.8	40.7%
Latisse®	13.6	-	1.9	-	15.5	19.8	-	2.1	-	21.9	(6.4)	(29.2)%
Lexapro®	-	13.4	-	-	13.4	-	18.7	-	-	18.7	(5.3)	(28.3)%
Avycaz®	-	11.3	-	-	11.3	-	8.4	-	-	8.4	2.9	34.5%
Dalvance®	-	9.6	-	-	9.6	-	6.2	-	-	6.2	3.4	54.8%
Liletta®	-	7.2	-	-	7.2	-	4.9	-	-	4.9	2.3	46.9%
Enablex®	-	0.9	-	-	0.9	-	12.8	-	-	12.8	(11.9)	(93.0)%
Namenda® IR	-	0.1	-	-	0.1	-	5.8	-	-	5.8	(5.7)	(98.3)%
Other Products Revenues	58.0	167.8	84.6	7.8	318.2	28.0	170.1	72.5	5.5	276.1	42.1	15.2%
Less product sold through our former Anda Distribution business	n.a.	n.a.	n.a.	-	-	n.a.	n.a.	n.a.	(31.9)	(31.9)	31.9	n.a.
Total Net Revenues	$1,482.0	$1,345.8	$737.3	$7.8	3,572.9	$1,298.7	$1,453.7	$673.3	$(26.4)	3,399.3	$173.6	5.1%
** Represents sales of all fillers including Juvederm and Voluma product lines.

The following table presents Allergan plc's Condensed Consolidated Balance Sheets as of March 31, 2017 and December 31, 2016.
Table 3
ALLERGAN PLC
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited; in millions)
	March 31,	December 31,
	2017	2016

Assets
Cash and cash equivalents	$1,092.9	$1,724.0
Marketable securities	7,858.2	11,501.5
Accounts receivable, net	2,542.0	2,531.0
Inventories	904.7	718.0
Other current assets	1,302.9	1,383.4
Assets held for sale	27.0	27.0
Property, plant and equipment, net	1,659.3	1,611.3
Investments and other assets	538.6	515.4
Product rights and other intangibles, net	62,994.2	62,618.6
Goodwill	47,917.1	46,356.1
Total assets	$126,836.9	$128,986.3

Liabilities & Equity
Current liabilities	$4,865.2	$5,076.8
Current and long-term debt and capital leases	31,749.4	32,768.7
Deferred income taxes and other liabilities	15,023.5	14,940.3
Total equity	75,198.8	76,200.5
Total liabilities and equity	$126,836.9	$128,986.3

The following table presents Allergan plc's Condensed Consolidated Statements of Cash Flows for the three months ended March 31, 2017 and 2016.
Table 4
ALLERGAN PLC
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; in millions)
	Three Months Ended March 31,
	2017	2016
Cash Flows From Operating Activities:
Net (loss) / income	$(2,564.2)	$256.4
Reconciliation to net cash provided by operating activities:
Depreciation	41.6	42.1
Amortization	1,736.0	1,592.1
Provision for inventory reserve	23.9	59.2
Share-based compensation	62.7	99.0
Deferred income tax benefit	(712.8)	(519.2)
In-process research and development impairments	340.0	6.0
Loss on asset sales and impairments, net	7.4	(1.7)
Net income impact of other-than-temporary loss on investment in Teva securities	1,978.0	-
Amortization of inventory step up	27.9	42.4
Amortization of deferred financing costs	6.7	10.0
Contingent consideration adjustments, including accretion	30.7	33.6
Other, net	(18.8)	(9.1)
Changes in assets and liabilities (net of effects of acquisitions):
Decrease / (increase) in accounts receivable, net	53.2	(148.6)
Decrease / (increase) in inventories	(50.5)	(148.5)
Decrease / (increase) in prepaid expenses and other current assets	2.5	14.4
Increase / (decrease) in accounts payable and accrued expenses	(363.7)	31.3
Increase / (decrease) in income and other taxes payable	123.8	(52.2)
Increase / (decrease) in other assets and liabilities	(1.1)	(54.1)
Net cash provided by operating activities	723.3	1,253.1
Cash Flows From Investing Activities:
Additions to property, plant and equipment	(33.2)	(84.9)
Additions to product rights and other intangibles	(346.3)	-
Additions to investments	(6,387.9)	-
Proceeds from sale of investments and other assets	9,655.3	19.0
Proceeds from sales of property, plant and equipment	0.7	12.1
Acquisitions of businesses, net of cash acquired	(2,874.4)	-
Net cash provided by / (used in) investing activities	14.2	(53.8)
Cash Flows From Financing Activities:
Proceeds from borrowings on credit facility and other	-	900.0
Payments on debt, including capital lease obligations	(1,015.9)	(854.2)
Proceeds from stock plans	52.6	69.6
Payments of contingent consideration	(76.3)	(32.3)
Repurchase of ordinary shares	(29.5)	(53.2)
Dividends	(305.8)	(69.6)
Net cash (used in) financing activities	(1,374.9)	(39.7)
Effect of currency exchange rate changes on cash and cash equivalents	6.3	5.2
Net (decrease) / increase in cash and cash equivalents	(631.1)	1,164.8
Cash and cash equivalents at beginning of period	1,724.0	1,096.0
Cash and cash equivalents at end of period	$1,092.9	$2,260.8

Non-GAAP performance net income per share is used by management as one of the primary metrics in evaluating the Company's performance.  We believe that non-GAAP performance net income per share enhances the comparability of our results between periods and provides additional information and transparency to investors on adjustments and other items that are not indicative of the Company's current and future operating performance.  These are the financial measures used by our management team to evaluate our operating performance and make day to day operating decisions.  We define non-GAAP adjustments to the reported GAAP measures as GAAP results adjusted for the following net of tax: (i) amortization expenses, (ii) global supply chain and operational excellence initiatives, (iii) acquisition, integration and licensing charges, (iv) accretion and fair market value adjustments on contingent liabilities, (v) impairment/asset sales and related costs, including the exclusion of discontinued operations, (vi) legal settlements and (vii) other unusual charges or expenses.  Non-GAAP performance net income per share is not, and should not be viewed as, a substitute for reported GAAP continuing operations loss per share.  The Company has consistently excluded amortization of all intangible assets, including the product rights that generate a significant portion of our ongoing revenue. The Company's total accumulated amortization related to our intangible assets as of March 31, 2017 and December 31, 2016 was $16.4 billion and $14.6 billion, respectively, and is expected to continue to be a material non-GAAP adjustment.  The following table presents Allergan plc's GAAP to non-GAAP adjustments for the three months ended March 31, 2017 and 2016:

Table 5
ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended March 31, 2017
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,572.9	$450.4	$759.9	$869.1	$316.1	$1,736.0	$347.4	$(264.4)	$(1,922.8)	$(532.1)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(27.9)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(2.0)	(2.4)	(5.6)	(10.5)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(1.0)	(5.6)	(9.4)	(6.0)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(0.3)	(0.6)	(9.7)	(3.8)	-	-	-	-	-
Costs associated with disposed businesses	-	-	-	-	(8.1)	-	-	-	-	-
Integration charges of acquired businesses	-	(0.5)	(0.9)	(0.4)	(27.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Assembly Biosciences, Inc.	-	-	(50.0)	-	-	-	-	-	-	-
Lysosomal Therapeutics, Inc.	-	-	(145.0)	-	-	-	-	-	-	-
Editas Medicine Inc.	-	-	(90.0)	-	-	-	-	-	-	-
Other	-	-	(6.1)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	35.5	(66.2)	-	-	-	-	-	-	-
Net income impact of other-than-temporary loss on investment in Teva securities	-	-	-	-	-	-	-	-	1,978.0	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(10.3)	-	-
Termination of agreement for SER-120	-	-	-	-	-	-	(147.4)	-	-	-
Decrease in realization of certain R&D projects acquired in the Warner Chilcott acquisition	-	-	-	-	-	-	(200.0)	-	-	-
Settlement of Naurex, Inc. agreement	-	-	-	-	-	-	-	-	(20.0)	-
Litigation settlement related charges	-	-	-	-	1.1	-	-	-	-	-
Other adjustments	-	1.1	0.8	(0.8)	0.9	(1,736.0)	-	-	(0.1)	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	686.0
Discrete income tax events	-	-	-	-	-	-	-	-	-	27.5

Non-GAAP Adjusted	$3,572.9	$455.3	$393.9	$843.2	$262.7	$-	$-	$(274.7)	$35.1	$181.4

ALLERGAN PLC
GAAP TO NON-GAAP ADJUSTMENTS
(Unaudited; in millions)

	Three Months Ended March 31, 2016
	Net Revenue	COGS	Research & Development	Selling & Marketing	General & Administrative	Amortization	Asset sales and Impairments, net	Interest expense, net	Other income (expense)	Income taxes
GAAP	$3,399.3	$477.4	$403.1	$766.8	$329.5	$1,589.7	$4.3	$(329.9)	$0.5	$(408.7)

Impact of selling through purchase accounting mark-up on acquired inventory	-	(42.4)	-	-	-	-	-	-	-	-
Expenditures incurred with the Pfizer transaction	-	(0.7)	(1.0)	(8.4)	(26.6)	-	-	-	-	-
Purchase accounting impact on stock-based compensation for acquired awards	-	(2.8)	(13.6)	(21.1)	(12.3)	-	-	-	-	-
Severance due to integration of acquired entities and other restructuring programs	-	(1.9)	(2.5)	0.9	(2.5)	-	-	-	-	-
Integration charges of acquired businesses	-	(2.1)	7.4	(5.9)	(32.0)	-	-	-	-	-
Brand related milestones and upfront expenses for asset acquisitions
Anterios, Inc.	-	-	(89.2)	-	-	-	-	-	-	-
Other	-	-	(1.8)	-	-	-	-	-	-	-
Accretion and fair-value adjustments to contingent consideration	-	(7.8)	(25.9)	-	(0.1)	-	-	-	-	-
Mark-to-market adjustments for foreign currency option contracts	-	-	-	-	(8.8)	-	-	-	-	-
Non-cash amortization of debt premium recognized in purchase accounting	-	-	-	-	-	-	-	(20.0)	-	-
Asset sales and impairments, other	-	-	-	-	-	-	(4.3)	-	-	-
Litigation settlement related charges	-	-	-	-	(9.5)	-	-	-	-	-
Other adjustments	-	-	-	-	(1.0)	(1,589.7)	-	-	-	-
Income taxes on pre-tax adjustments	-	-	-	-	-	-	-	-	-	625.1
Discrete income tax events	-	-	-	-	-	-	-	-	-	(82.2)

Non-GAAP Adjusted	$3,399.3	$419.7	$276.5	$732.3	$236.7	$-	$-	$(349.9)	$0.5	$134.2

The non-GAAP income tax expense is determined based on our pre-tax income, adjusted for non-GAAP items on a jurisdiction by jurisdiction basis. The non-GAAP effective tax rate in the three months ended March 31, 2017 was impacted by U.S. income taxed at rates higher than the Irish statutory rate, partially offset by income earned in jurisdictions with tax rates lower than the Irish statutory rate.

The non-GAAP effective tax rate for the three months ended March 31, 2017 excludes a net discrete tax benefit of approximately $27.5 million related to the tax effects of integration activities, share-based compensation and other individually insignificant items.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders and diluted earnings per share to non-GAAP performance net income and non-GAAP performance net income per share for the three months ended March 31, 2017 and 2016:

Table 6
ALLERGAN PLC
RECONCILIATION TABLE
(Unaudited; in millions except per share amounts)

	Three Months Ended
	March 31,
	2017	2016

GAAP to Non-GAAP Performance net income calculation

GAAP (loss) from continuing operations attributable to shareholders	$(2,562.1)	$(92.9)
Adjusted for:
Amortization	1,736.0	1,589.7
Acquisition and licensing charges (1)	2,358.4	239.5
Accretion and fair-value adjustments to contingent consideration	30.7	33.8
Impairment/asset sales and related costs	347.4	4.3
Non-recurring (gain) / losses	-	8.8
Legal settlements	(1.1)	9.5
Income taxes on items above and other income tax adjustments	(713.5)	(542.9)
Non-GAAP performance net income attributable to shareholders	$1,195.8	$1,249.8

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(7.65)	$(0.24)

Non-GAAP performance net income per share attributable to shareholders	$3.35	$2.99

Basic weighted average ordinary shares outstanding	335.1	394.8
Effect of dilutive securities:
Dilutive shares	22.2	23.0
Diluted weighted average ordinary shares outstanding	357.3	417.8

(1) Includes stock-based compensation due to the Allergan and Forest acquisitions as well as the valuation accounting impact in interest expense, net.

We define adjusted EBITDA as an amount equal to consolidated net income / (loss) from continuing operations attributable to shareholders for such period adjusted for the following: (i) interest expense, (ii) interest income, (iii) (benefit) for income taxes, (iv) depreciation and amortization expenses, (v) stock-based compensation expense, (vi) asset impairment charges and losses / (gains) and expenses associated with the sale of assets, including the exclusion of discontinued operations, (vii) business restructuring charges associated with Allergan's global supply chain and operational excellence initiatives or other restructurings of a similar nature, (viii) costs and charges associated with the acquisition of businesses and assets including, but not limited to, milestone payments, integration charges, other charges associated with the revaluation of assets or liabilities and charges associated with the revaluation of acquisition related contingent liabilities that are based in whole or in part on future estimated cash flows, (ix) litigation charges and settlements and (x) other unusual charges or expenses. We define non-GAAP adjusted operating income as adjusted EBITDA including depreciation and certain stock-based compensation charges and excluding dividend income.

The following table presents a reconciliation of Allergan plc's reported net (loss) from continuing operations attributable to shareholders for the three months ended March 31, 2017 and 2016 to adjusted EBITDA and adjusted operating income:

Table 7
ALLERGAN PLC
ADJUSTED EBITDA and ADJUSTED OPERATING INCOME, RECONCILIATION TABLE
(Unaudited; in millions)

	Three Months Ended
	March 31,
	2017	2016

GAAP (loss) from continuing operations attributable to shareholders	$(2,562.1)	$(92.9)
Plus:
Interest expense	289.7	332.8
Interest income	(25.3)	(2.9)
(Benefit) for income taxes	(532.1)	(408.7)
Depreciation (includes accelerated depreciation)	41.6	41.0
Amortization	1,736.0	1,589.7
EBITDA	$(1,052.2)	$1,459.0
Adjusted for:
Acquisition and licensing and other charges	2,346.7	209.7
Impairment/asset sales and related costs	347.4	4.3
Non-recurring (gain) / losses	-	8.8
Legal settlements	(1.1)	9.5
Accretion and fair-value adjustments to contingent consideration	30.7	33.8
Share-based compensation including cash settlements	62.7	90.8
Adjusted EBITDA	$1,734.2	$1,815.9
Adjusted for:
Depreciation	(41.6)	(41.0)
Dividend income	(34.1)	-
Share-based compensation restructuring charges and purchase accounting impact on stock-based compensation for acquired awards	(40.7)	(41.0)
Adjusted Operating Income	$1,617.8	$1,733.9

The following table details Allergan plc's segment contribution reconciled to the non-GAAP contribution for the same financial statement line items for the three months ended March 31, 2017 and 2016.

										Table 8
ALLERGAN PLC
Segment Contribution to Non-GAAP Allergan plc Contribution
(Unaudited; $ in millions)

	Three Months Ended March 31, 2017					Three Months Ended March 31, 2016
	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company	US Specialized Therapeutics Segment	US General Medicine Segment	International Segment	Corporate	Total Company
Net revenues (1)	$1,482.0	$1,345.8	$737.3	$7.8	$3,572.9	$1,298.7	$1,453.7	$673.3	$(26.4)	$3,399.3
Operating expenses:
Cost of sales(1)(2)	89.2	194.5	100.3	71.3	455.3	70.7	219.6	99.2	30.2	419.7
Selling and marketing	330.4	302.5	209.5	0.8	843.2	264.6	277.3	187.3	3.1	732.3
General and administrative	44.8	40.7	29.9	147.3	262.7	39.2	42.2	27.6	127.7	236.7
Segment contribution	$1,017.6	$808.1	$397.6	$(211.6)	$2,011.7	$924.2	$914.6	$359.2	$(187.4)	$2,010.6
Segment margin	68.7%	60.0%	53.9%	n.m.	56.3%	71.2%	62.9%	53.3%	n.m.	59.1%
Segment gross margin(3)	94.0%	85.5%	86.4%	n.m.	87.3%	94.6%	84.9%	85.3%	n.m.	87.7%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers for the US Specialized Therapeutics Segment and the US General Medicine Segment in the three months ended March 31, 2016 of $31.9 million, which are reclassified to discontinued operations through Corporate.  The corresponding reclassification recorded in cost of goods sold was $31.5 million in the three months ended March 31, 2016.

(2) Excludes amortization and impairment of acquired intangibles including product rights.
(3) Defined as net revenues less segment related cost of sales as a percentage of net revenues.

The following table details Allergan plc's product revenue for significant promoted products within the US Specialized Therapeutics segment for the three months ended March 31, 2017 and 2016.

Table 9
ALLERGAN PLC
US Specialized Therapeutics Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2017	2016 (1)	Dollars	%

Total Eye Care	$553.1	$533.0	$20.1	3.8%
Restasis®	308.8	298.7	10.1	3.4%
Alphagan®/Combigan®	86.4	84.9	1.5	1.8%
Lumigan®/Ganfort®	74.3	81.5	(7.2)	(8.8)%
Ozurdex®	22.5	19.4	3.1	16.0%
Eye Drops	47.8	40.8	7.0	17.2%
Other Eye Care	13.3	7.7	5.6	72.7%
Total Medical Aesthetics	490.1	373.9	116.2	31.1%
Facial Aesthetics	318.7	279.4	39.3	14.1%
Botox® Cosmetics	183.8	165.4	18.4	11.1%
Juvederm Collection	119.8	102.7	17.1	16.7%
Kybella®	15.1	11.3	3.8	33.6%
Plastic Surgery	54.3	48.1	6.2	12.9%
Breast Implants	54.3	46.4	7.9	17.0%
Other Plastic Surgery	-	1.7	(1.7)	(100.0)%
Regenerative Medicine	75.5	-	75.5	n.a.
Alloderm®	54.1	-	54.1	n.a.
Other Regenerative Medicine	21.4	-	21.4	n.a.
Skin Care	41.6	46.4	(4.8)	(10.3)%
SkinMedica®	28.0	26.6	1.4	5.3%
Latisse®	13.6	19.8	(6.2)	(31.3)%
Total Medical Dermatology	86.6	69.0	17.6	25.5%
Aczone®	40.6	33.0	7.6	23.0%
Tazorac®	23.4	17.1	6.3	36.8%
Botox® Hyperhidrosis	16.8	16.3	0.5	3.1%
Other Medical Dermatology	5.8	2.6	3.2	123.1%
Total Neuroscience & Urology	334.7	306.8	27.9	9.1%
Botox® Therapeutics	308.8	273.8	35.0	12.8%
Rapaflo®	25.9	33.0	(7.1)	(21.5)%
Other Revenues	17.5	16.0	1.5	9.4%
Net revenues	$1,482.0	$1,298.7	$183.3	14.1%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the US General Medicine segment for the three months ended March 31, 2017 and 2016.

Table 10

ALLERGAN PLC
US General Medicine Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2017	2016 (1)	Dollars	%

Total Central Nervous System (CNS)	$309.1	$321.6	(12.5)	(3.9)%
Namenda XR®	122.0	173.1	(51.1)	(29.5)%
Namzaric®	23.6	10.3	13.3	129.1%
Viibryd®/Fetzima®	72.5	83.3	(10.8)	(13.0)%
Vraylar™	53.6	7.6	46.0	n.m.
Saphris®	37.3	41.5	(4.2)	(10.1)%
Namenda® IR	0.1	5.8	(5.7)	(98.3)%
Total Gastrointestinal (GI)	387.5	403.6	(16.1)	(4.0)%
Linzess®	147.6	137.1	10.5	7.7%
Asacol®/Delzicol®	57.6	105.9	(48.3)	(45.6)%
Carafate®/Sulcrate®	58.7	61.0	(2.3)	(3.8)%
Zenpep®	46.5	49.6	(3.1)	(6.3)%
Canasa®/Salofalk®	38.3	41.1	(2.8)	(6.8)%
Viberzi®	31.5	4.0	27.5	n.m.
Other GI	7.3	4.9	2.4	49.0%
Total Women's Health	244.7	263.7	(19.0)	(7.2)%
Lo Loestrin®	99.8	89.3	10.5	11.8%
Estrace® Cream	73.4	80.6	(7.2)	(8.9)%
Minastrin® 24	41.1	79.6	(38.5)	(48.4)%
Liletta®	7.2	4.9	2.3	46.9%
Other Women's Health	23.2	9.3	13.9	149.5%
Total Anti-Infectives	55.7	51.5	4.2	8.2%
Teflaro®	30.6	33.4	(2.8)	(8.4)%
Dalvance®	9.6	6.2	3.4	54.8%
Avycaz®	11.3	8.4	2.9	34.5%
Other Anti-Infectives	4.2	3.5	0.7	20.0%
Diversified Brands	299.0	411.0	(112.0)	(27.3)%
Bystolic® /Byvalson®	139.8	163.6	(23.8)	(14.5)%
Armour Thyroid	37.3	42.1	(4.8)	(11.4)%
Savella®	24.3	23.7	0.6	2.5%
Lexapro®	13.4	18.7	(5.3)	(28.3)%
Enablex®	0.9	12.8	(11.9)	(93.0)%
PacPharma	3.0	28.8	(25.8)	(89.6)%
Other Diversified Brands	80.3	121.3	(41.0)	(33.8)%
Other Revenues	49.8	2.3	47.5	n.m.
Net revenues	$1,345.8	$1,453.7	$(107.9)	(7.4)%

(1) Includes revenues earned that were distributed through our former Anda Distribution business to third party customers.

The following table details Allergan plc's product revenue for significant promoted products within the International segment for the three months ended March 31, 2017 and 2016.

Table 11

ALLERGAN PLC
International Product Revenue
(Unaudited; in millions)

	Three Months Ended March 31,		Change
	2017	2016	Dollars	%

Total Eye Care	$299.5	$291.5	$8.0	2.7%
Lumigan®/Ganfort®	85.9	88.1	(2.2)	(2.5)%
Alphagan®/Combigan®	42.3	41.8	0.5	1.2%
Ozurdex®	51.1	41.1	10.0	24.3%
Optive®	27.5	24.1	3.4	14.1%
Other Eye Drops	37.8	43.1	(5.3)	(12.3)%
Restasis®	13.9	15.0	(1.1)	(7.3)%
Other Eye Care	41.0	38.3	2.7	7.0%
Total Medical Aesthetics	288.1	244.9	43.2	17.6%
Facial Aesthetics	245.9	205.5	40.4	19.7%
Botox® Cosmetics	122.2	104.9	17.3	16.5%
Juvederm Collection	122.2	100.1	22.1	22.1%
Belkyra® (Kybella®)	1.5	0.5	1.0	200.0%
Plastic Surgery	38.0	36.8	1.2	3.3%
Breast Implants	37.6	36.7	0.9	2.5%
Earfold™	0.4	0.1	0.3	n.m.
Regenerative Medicine	2.0	-	2.0	n.a.
Alloderm®	1.2	-	1.2	n.a.
Other Regenerative Medicine	0.8	-	0.8	n.a.
Skin Care	2.2	2.6	(0.4)	(15.4)%
Botox® Therapeutics and Other	133.9	123.3	10.6	8.6%
Botox® Therapeutics	82.4	77.1	5.3	6.9%
Asacol®/Delzicol®	12.1	15.3	(3.2)	(20.9)%
Constella®	4.9	3.8	1.1	28.9%
Other Products	34.5	27.1	7.4	27.3%
Other Revenues	15.8	13.6	2.2	16.2%
Net revenues	$737.3	$673.3	$64.0	9.5%

The following table provides a reconciliation of anticipated GAAP loss from continuing operations to non-GAAP performance net income attributable to shareholders for the year ending December 31, 2017:

	Table 12

(in millions, except per share information)	LOW	HIGH
GAAP (loss) from continuing operations attributable to shareholders	$(3,130.0)	$(2,962.0)
Adjusted for:
Amortization	7,100.0	7,100.0
Acquisition, licensing and other non-recurring charges	2,850.0	2,850.0
Accretion and fair-value adjustments to contingent consideration	45.0	45.0
Impairment/asset sales and related costs	360.0	360.0
Legal settlements	5.0	5.0
Income taxes on items above and other income tax adjustments	(1,589.0)	(1,578.0)
Non-GAAP performance net income attributable to shareholders	5,641.0	5,820.0

Diluted earnings per share

Diluted (loss) per share from continuing operations attributable to shareholders- GAAP	$(9.37)	$(8.87)

Non-GAAP performance diluted net income per share attributable to shareholders	$15.85	$16.35

Basic weighted average ordinary shares outstanding	334.0	334.0
Effect of dilutive securities:
Dilutive shares	22.0	22.0
Diluted weighted average ordinary shares outstanding	356.0	356.0

CONTACTS:	Allergan:
Investors:
Daphne Karydas
(862) 261-8006

Media:
Mark Marmur
(862) 261-7558